UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2016

INTERCEPT PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35668	22-3868459
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

450 W. 15th Street, Suite 505 New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 747-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Convertible Notes Offering

On July 6, 2016, Intercept Pharmaceuticals, Inc. (the “Company”) completed its previously announced underwritten public offering (the “Offering”) of $460,000,000 aggregate principal amount of its 3.25% convertible senior notes due 2023 (the “Notes”), including $60,000,000 aggregate principal amount of Notes issued pursuant to the full exercise of the underwriters’ option to purchase additional Notes solely to cover over-allotments.

The Company anticipates that the aggregate net proceeds from the Offering will be approximately $447.7 million, after deducting the underwriting discount and estimated offering expenses payable by the Company. The Company used approximately $38.4 million of the net proceeds from the Offering to fund the payment of the cost of the capped call transactions the Company entered into in connection with the issuance of the Notes, as described below. The Company expects to use the remaining net proceeds from the Offering, together with its existing cash, cash equivalents and short-term investments, to fund the ongoing commercialization of Ocaliva™ (obeticholic acid, or OCA) in primary biliary cholangitis (PBC) in the United States; its preparation for and, subject to receipt of marketing approval, potential initiation of the commercial launch of Ocaliva in PBC in certain European countries as well as other target markets across the world such as Canada and Australia; the continued clinical development of OCA in PBC, nonalcoholic steatohepatitis (NASH) and primary sclerosing cholangitis (PSC); the advancement of its clinical program for INT-767; and continued advancement of other preclinical pipeline and research and development programs. The Company intends to use the balance of the net proceeds from the Offering, if any, for general corporate purposes, including general and administrative expenses, capital expenditures, working capital and prosecution and maintenance of its intellectual property.

The Offering was made pursuant to an automatically effective shelf registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (the “SEC”) on April 1, 2014 (File No. 333-194974), as supplemented by a prospectus supplement relating to the Offering dated June 30, 2016.

Underwriting Agreement

On June 30, 2016, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters listed therein, for which RBC Capital Markets, LLC and UBS Securities LLC acted as representatives, to issue and sell the Notes to the underwriters.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Indenture

On July 6, 2016, the Company entered into an indenture (the “Base Indenture”), as supplemented by the First Supplemental Indenture relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), with U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), governing the Notes.

The Notes bear interest at a rate of 3.25% per annum, payable semi-annually on January 1 and July 1 of each year, beginning on January 1, 2017. The Notes mature on July 1, 2023, unless earlier repurchased, redeemed or converted.

Holders may convert the Notes at their option at any time prior to the close of business on the business day immediately preceding January 1, 2023 only under the following circumstances: (1) during any calendar quarter (and only during such calendar quarter) commencing after the calendar quarter ending on September 30, 2016, if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) if the Company calls any or all of the Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after January 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s common stock (and cash in lieu of any fractional shares) or a combination of cash and shares of the Company’s common stock, at the Company’s election.

The conversion rate will initially be 5.0358 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $198.58 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

The Company may not redeem the Notes prior to July 6, 2021. The Company may redeem for cash all or any portion of the Notes, at the Company’s option, on or after July 6, 2021, if the last reported sale price of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

If the Company undergoes a fundamental change, holders may require the Company to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are the Company’s senior unsecured obligations and rank senior in right of payment to the Company’s future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to the Company’s future unsecured indebtedness that is not so subordinated; effectively junior in right of payment to the Company’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally subordinated to all existing and future indebtedness and other liabilities (including trade payables) incurred by the Company’s subsidiaries.

The Indenture governing the Notes contains customary events of default with respect to the Notes, including that upon certain events of default occurring and continuing, the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company, may (subject to the provisions of the Indenture) declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Copies of the Base Indenture and the Supplemental Indenture are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference. The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to such exhibits.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Notes issued and sold in the Offering is attached hereto as Exhibit 5.1.

Capped Call Transactions

In connection with the pricing of the Notes, the Company entered into privately-negotiated capped call transactions with Royal Bank of Canada, UBS AG, London Branch and Credit Suisse Capital LLC (the “Option Counterparties”). The aggregate cost of the capped call transactions entered into in connection with the pricing of the Notes was approximately $33.4 million. The Company and the Option Counterparties entered into additional capped call transactions on July 1, 2016 in connection with the underwriters’ exercise of their over-allotment option in full at an aggregate cost of approximately $5.0 million.

The capped call transactions are expected generally to reduce the potential dilution and/or offset the cash payments the Company would be required to make in excess of the principal amount of the Notes upon their conversion in the event that the market price of the Company’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the initial conversion price of the Notes and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the Notes. If, however, the market price per share of the Company’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

The capped call transactions are separate transactions entered into by the Company with the Option Counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes.

Copies of the Call Option Confirmations governing the capped call transactions executed by the Company and each Option Counterparty are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 and are incorporated herein by reference. The foregoing description of the Call Option Confirmations does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

The full text of the press releases announcing the pricing of the Offering on June 30, 2016 and the closing of the Offering on July 6, 2016 are attached hereto as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERCEPT PHARMACEUTICALS, INC.

Date: July 6, 2016	By:	/s/ Mark Pruzanski
Mark Pruzanski, M.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated June 30, 2016, by and among Intercept Pharmaceuticals, Inc., RBC Capital Markets, LLC and UBS Securities LLC, as representatives of the several underwriters listed therein.

4.1	Indenture, dated as of July 6, 2016, by and between Intercept Pharmaceuticals, Inc. and U.S. Bank National Association, a national banking association, as trustee.

4.2	First Supplemental Indenture (including the Form of Note), dated as of July 6, 2016, by and between Intercept Pharmaceuticals, Inc. and U.S. Bank National Association, a national banking association, as trustee.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

10.1	Call Option Confirmation between Intercept Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of June 30, 2016.

10.2	Additional Call Option Confirmation between Intercept Pharmaceuticals, Inc. and Royal Bank of Canada, dated as of July 1, 2016.

10.3	Call Option Confirmation between Intercept Pharmaceuticals, Inc. and UBS AG, London Branch, dated as of June 30, 2016.

10.4	Additional Call Option Confirmation between Intercept Pharmaceuticals, Inc. and UBS AG, London Branch, dated as of July 1, 2016.

10.5	Call Option Confirmation between Intercept Pharmaceuticals, Inc. and Credit Suisse Capital LLC, dated as of June 30, 2016.

10.6	Additional Call Option Confirmation between Intercept Pharmaceuticals, Inc. and Credit Suisse Capital LLC, dated as of July 1, 2016.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

99.1	Press release issued by Intercept Pharmaceuticals, Inc. on June 30, 2016.

99.2	Press release issued by Intercept Pharmaceuticals, Inc. on July 6, 2016.